SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               INVICTA GROUP INC.
                               ------------------
              (Exact Name of Company as specified in its charter)


       Nevada                      333-102555                91-2051923
       ------                      ----------                ----------
(State  of Incorporation)     (Commission File No.)    (IRS Employer ID Number)


                9553 Harding Avenue, Miami Beach, Florida 33154
                    (Address of principal executive offices)


                              AMENDED AND RESTATED
                      FISCAL 2004 EQUITY COMPENSATION PLAN
                          (Full title of the Agreement)


                        William Forhan, President and CEO
                               INVICTA GROUP INC.
                9553 Harding Avenue, Miami Beach, Florida 33154

                                    Copy to:
                               J. Bennett Grocock
                             The Business Law Group
                          455 S Orange Ave., Suite 500
                             Orlando, Florida 32801
                             ----------------------
                    (Name and address of agent for service)

                  Company's telephone number: (305) 866- 6525

                        CALCULATION OF REGISTRATION FEE


TITLE OF                           PROPOSED       PROPOSED
SECURITIES                         MAXIMUM        MAXIMUM       AMOUNT OF
TO BE                 AMOUNT       OFFERING       AGGREGATE     REGISTRATION
REGISTERED      TO BE REGISTERED   PRICE PER      OFFERING      FEE
                                   SHARE (2)      PRICE (2)
----------      ----------------   ---------      ---------     ------------

Common Stock,
par value $.001
par share         5,000,000 (1)       $.1         $ 500,000        $63.35
----------      ----------------   ---------      ---------     ------------

     (1) Represents 5,000,000 underlying shares of the Registrant's common stock, issuable under the Registrant's Amended and Restated Fiscal 2004 Equity Compensation Plan.
     (2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).


                                     PART I

INFORMATION  REQUIRED  IN  THE  PROSPECTUS

Item  1.  Plan  Information

     Invicta Group Inc. (the "Company") is offering shares of its common stock to various individuals for consulting services performed on its behalf. This issuance of shares is being made pursuant to the Company's Amended and Restated Fiscal 2004 Equity Compensation Plan (the "Plan") adopted by the Board of Directors on June 7, 2004, as amended and restated on October 22, 2004. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA and has no administrator, as the shares will be issued directly to participants selected and approved by the Board of Directors. The number of shares or options for shares to be delivered to particular consultant will equate to the value of the consulting services provided or to be provided by each individual.

     Additional  information  about  the Plan may be obtained from Invicta Group
Inc.  9553  Harding  Avenue,  Miami  Beach, Florida 33154, tel: (305) 866- 6525.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                    PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

     b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2004 and June 30, 2004; and

     c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2003, and up to and including the date of filing of this Registration Statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     The Company is currently authorized to issue 190,000,000 shares of common stock $0.001 per share, of which approximately 63,722,279 shares are issued and outstanding as of October 22, 2004, and 10,000,000 shares of preferred stock
$0.001  per  share,  none  of  which  are  issued  and  outstanding.

COMMON  STOCK

     Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

     Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our
By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED  STOCK

     We are authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. No preferred stock has yet been designated or issued.

TRANSFER  AGENT

     The Company's transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     None.

ITEM  6.  Indemnification  of  Directors  and  Officers.

     The Nevada Statutes (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Nevada corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.

ITEM  7.  Exemption  From  Registration  Claimed.

     Not  applicable.

ITEM  8.  Exhibits.

Exhibit  Number          Description
---------------          -----------

4.1                      Amended and Restated Fiscal 2004 Equity Consultant
                         Compensation Plan

5                        Opinion  of  Counsel,  The  Business  Law  Group.

23.1                     Consent of Larry Wolfe, C.P.A., Independent Auditors.

23.2                     Consent of The Business Law Group
                        (Included in Exhibit 5).

ITEM  9.  Undertakings

1.   The  Registrant  hereby  undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, Florida, on the 22th day of October, 2004.



                              INVICTA  GROUP  INC.


                         By:  /s/  William  G.  Forhan
                              ------------------------
                              William  G.  Forhan,
                              President,  CEO  and  Director


     Each person whose signature appears below hereby constitutes and appoints William Forhan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                  TITLE                   DATE

/s/  Richard  David  Scott          COO  and  Director           10/26/04
--------------------------
Richard  David  Scott



/s/  John  Latimer                  Director                     10/26/04
------------------
John  Latimer



/s/  Mercedes  Henze                Director                     10/26/04
--------------------
Mercedes  Henze

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               INVICTA GROUP INC.
                               ------------------
               (Exact name of Issuer as specified in its charter)


EXHIBIT  INDEX

Exhibit  Number          Description
---------------          -----------

4.1                      Amended and Restated Fiscal 2004 Equity Consultant
                         Compensation Plan

5                        Opinion  of  Counsel,  The  Business  Law  Group.

23.1                     Consent of Larry Wolfe, C.P.A., Independent Auditors.

23.2                     Consent of The Business Law Group
                        (Included in Exhibit 5).